Exhibit 10.23

AMENDMENT 1 TO
ASIC DEVELOPMENT AND SUPPLY AGREEMENT

This Amendment No. 1 (“Amendment”) to the ASIC Development and Supply Agreement (“Agreement”), is deemed in effect as of March 24, 2018, by and between: (1) Square, Inc., a Delaware corporation having its principal place of business at 1455 Market Street, Suite 600, San Francisco, CA 94103 (“Square”), (2) Semiconductor Components Industries, LLC, a Delaware limited liability company having its principal place of business at 5005 E. McDowell Road, Phoenix, AZ 85008, and (3) ON Semiconductor Trading S·rl (formerly known as ON Semiconductor Trading, Ltd.), a corporation organized under the laws of Switzerland and having its principal place of business at Avenue de la Gare 2, Fribourg, 1700 Switzerland, including each party’s respective subsidiaries and affiliates. Semiconductor Components Industries LLC and ON Semiconductor Trading S·rl shall hereinafter be referred to collectively as “ON Semiconductor” and shall be jointly liable for compliance with this Amendment. In the event of any conflict between this Amendment and the Agreement, the parties agree and acknowledge that this Amendment shall supersede and take precedence. Any defined terms referenced hereunder shall have the same definition and meaning as set forth in the Agreement.

WHEREAS, the Parties entered into the Agreement to set forth the terms governing the development by ON Semiconductor and Square of Application Specific Integrated Circuits (collectively, “ASIC’s”) for sale to Square and/or Authorized Purchaser(s) as further defined therein;
WHEREAS, the Parties now intend to modify those terms as further described hereunder; and
NOW, THEREFORE, for good and valuable consideration received by each party from the other including entry into this Agreement and the covenants thereof, the parties hereto agree as follows:

1.    2018 RENEWAL TERM
Notwithstanding Article 7 of the Agreement , the Parties agree that the Initial Term shall extend up to and include the date of March 24, 2021.

2.    ASSIGNMENT
The Parties agree to add the following as an additional language at the end of Article 15.1 of the Agreement:

“In the event of an assignment arising from or out of a merger, acquisition or sale, notwithstanding the foregoing or anything herein to the contrary, ON Semiconductor agrees to continue its obligations hereunder for no less than twelve (12) months from the date of such assignment.”

3.    CANCELLATION POLICY
The Parties agree that Exhibit C Section III, E, Cancellation Policy subparagraphs 2 and 3 will be entirely deleted and replaced with the following language:

2. SQUARE may cancel, subject to the cancellation charges described below, Production Products with written notice prior to ON SEMICONDUCTOR’s shipment. Cancellation charges for Production Products shall be, as of the date that ON SEMICONDUCTOR receives the SQUARE’s notice of cancellation, ON SEMICONDUCTOR’s costs incurred, not to exceed ON Semiconductor’s selling price of the Production Products.

4.    ALL OTHER TERMS
Except as otherwise referenced herein, all other terms of the Agreement, including Exhibits A to G thereto, shall remain in full force and effect. The Parties may execute this Amendment in counterparts, including facsimile, PDF or other electronic copies, which taken together will constitute one instrument.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Amendment.

SQUARE, INC.:         SEMICONDUCTOR COMPONENTS INDUSTRIES,
LLC:

By: /s/ Jesse Dorogusker	By: /s/ Ruth Franklin
Name: Jesse Dorogusker	Name: Ruth Franklin
Title: VP Hardware	Title: Senior Director
Date: 1.8.19	Date: 15 Jan 19

ON SEMICONDUCTOR TRADING SARL

By: /s/ Irena Turkova
Name: Irena Turkova
Title: Director
Name: Jan 15, 2019